Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500

FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP, INC. ANNOUNCES NEW BRANCH OPENINGS

    STAMFORD, CT, JANUARY 08, 2008. Patriot National Bancorp, Inc. (NASDAQ Global Market "PNBK"), the parent of Patriot National Bank, announced that it has recently opened new branches in Westport, CT and Scarsdale, NY. Total assets for Bancorp exceed $800 million as of December 31, 2007. Continued growth in 2007 was driven by excellent loan demand in the Company’s primary market area.

    Mr. Charles F. Howell, President and Chief Executive Officer of Patriot National Bank, said that the Bank continues to execute its strategic plan by opening branches within its defined footprint in order to provide more convenient service to its customers.  Mr. Howell stated that he was very pleased by the strong loan growth that the Bank continues to experience through loans originated by the Bank’s loan officers on a direct lending basis.  Despite very difficult times in the financial services industry, the Bank continues to grow its loan portfolio in markets the Bank is familiar with, while maintaining solid underwriting standards and strong credit quality.  The Bank has no exposure to sub prime loans in its loan and investment portfolios.

    The Bank currently has 18 branches in CT and NY.  Two additional branches are scheduled to open in 2008.